Exhibit 99.2

American Access Technologies issues a status

report on Nasdaq listing

KEYSTONE HEIGHTS, Fla, April 13, 2007 - (PRIME NEWSWIRE) – American Access Technologies, Inc. (NASDAQ:AATK) announced that it has received a Nasdaq Staff Deficiency Letter on April 12, 2007 indicating that the Company does not comply with the minimum bid requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The Company will be provided 180 calendar days, or until October 8, 2007, to regain compliance with the Rule and until then, the Company’s common stock will continue trading on The Nasdaq Stock Market.

Compliance Plan

As previously announced, American Access has called a special meeting of stockholders for May 14, 2007 to consider proposals related to the planned acquisition of M & I Electric Industries, Inc. Proxy statements for the special meeting are being distributed to stockholders as of the record date of April 4, 2007. The stockholders will consider a proposal to authorize a reverse stock split at the special meeting. Accordingly, the Company anticipates that it will retain its listing on The Nasdaq Stock Market.

About American Access

We manufacture patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. Our concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Our Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

News and product/service information are available at www.aatk.com.

Investor Notice: American Access Technologies, Inc. has filed a definitive proxy statement and other documents with the Securities and Exchange Commission in relation to the acquisition of M & I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents because they contain important information concerning American Access Technologies, Inc., M & I Electric Industries, Inc. and the proposed merger. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions required in connection with the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov. Copies of the American Access proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing our website at http://www.aatk.com.

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com